EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8, of our report dated March 9, 2007 relating to the balance sheet as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006 and for the period from January 18, 2005 (inception) through December 31, 2005 of China Direct, Inc. We also consent to the reference to our firm under the caption “Experts” in the prospectus.

SHERB & CO., LLP,

Certified Public Accountants

Boca Raton, Florida

November 23, 2007